                                                                 EXHIBIT 9(d)(2)


                         NOTICE OF ADDITION OF FUNDS TO
                 SHAREHOLDER SUB-ACCOUNTING SERVICES AGREEMENT


         This Notice of Addition of Funds, dated February 1, 1993, is made pursuant to Paragraph 10 of that certain Shareholder Sub-Accounting Services Agreement (the "Agreement"), dated as of July 1, 1990, by and among Tax-Free Investments Trust (on behalf of its AIM Tax-Free Intermediate Shares class); Short-Term Investments Co. (on behalf of its AIM Limited Maturity Treasury Shares class); AIM Equity Funds, Inc. (on behalf of its AIM Charter Fund, AIM Constellation Fund and AIM Weingarten Fund portfolios); AIM High Yield Securities, Inc.; and AIM Convertible Securities, Inc. (collectively, the "AIM Funds"); The Shareholders Services Group, Inc. ("TSSG"); Financial Data Services, Inc. ("FDS"); and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S").

         WHEREAS, the above-named parties entered into the Agreement for the purpose of having FDS and MLPF&S perform certain administrative services and functions for the benefit of certain shareholders of the AIM Funds who maintain shares in brokerage accounts with MLPF&S; and

         WHEREAS, Paragraph 10 of the Agreement permits other mutual funds which are managed by A I M Advisors, Inc. and for which TSSG serves as transfer agent to become parties to the Agreement by (i) giving written notice to TSSG and MLPF&S or FDS that such funds have elected to become such a party and (ii) having the Agreement executed on their behalf;

         NOW, THEREFORE, pursuant to Paragraph 10 of the Agreement, the undersigned funds state as follows:

         1. Addition of Funds. Both AIM International Funds, Inc. (on behalf of its AIM International Equity Fund portfolio)("AIF") and AIM Investment Securities Funds, Inc. (on behalf of its AIM Adjustable Rate Government Fund portfolio)("AIS") hereby notify TSSG, MLPF&S and FDS that they elect to become parties to the Agreement. For all purposes under the Agreement, the terms "AIM Fund" and "AIM Funds" shall be deemed to include AIF and AIS.

         2.  Dates of Effectiveness.

         (a) The addition of AIF as an AIM Fund under the Agreement shall be deemed to have been effective as of May 21, 1992 (the date public offering of its shares commenced).

         (b) The addition of AIS as an AIM Fund under the Agreement shall be deemed to have been effective as of October 8, 1991 (the date public offering of its shares commenced).

         3. Execution of Agreement. This Notice of Addition of Funds shall serve as the operative document by which AIF and AIS shall be deemed to have executed the Agreement as parties thereto.

         IN WITNESS WHEREOF, the undersigned have caused this Notice of Addition of Funds to be executed by their duly authorized representatives as of the date first above written.

AIM INTERNATIONAL FUNDS, INC.              AIM INVESTMENT SECURITIES FUNDS, INC.
(on behalf of its AIM Inter-               (on behalf of its AIM Adjustable
national Equity Fund portfolio)            Rate Government Fund portfolio)


By:  /s/ ROBERT H. GRAHAM                  By:   /s/ ROBERT H. GRAHAM
   -------------------------                   ----------------------------
   Robert H. Graham                            Robert H. Graham
   Executive Vice President                    Executive Vice President





                                      -2-